UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:    April 9, 2008

(Date of earliest event reported)

US GEOTHERMAL INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-117287	84-1472231
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

1505 Tyrell Lane, Boise, Idaho 83706

(Address of principal executive offices)

208-424-1027

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

   Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On April 9, 2008, U.S. Geothermal Inc. (the “Company entered into an agreement with a Canadian investment dealer (the "Underwriter"), pursuant to which the Underwriter has agreed to purchase 4,260,000 Units of the Company, each Unit comprising one Common Share of the Company and one-half a Warrant, on an underwritten private placement basis at a price of Cdn$2.35 per share to raise gross proceeds of Cdn$10,011,000 million. Each whole common share purchase Warrant would entitle the holder to acquire one Common Share of the Company for a period of 24 months following the Closing Date for US$3.00 per Common Share.

The Underwriter will have the option, exercisable no later than 48 hours prior to the closing of the offering, to increase the size of the offering up to Cdn$15,000,000.

The offering is scheduled to close on or about April 25, 2008 and is subject to certain conditions including, but not limited to, the receipt of all necessary approvals, including the approval of the TSX.

The Company has agreed to file a resale registration statement with the Securities and Exchange Commission and use commercially reasonable efforts to cause it to become effective and remain effective for two years. In the event the registration statement is not effective within five (5) months following closing, the purchasers are entitled to receive one-tenth (0.10) of a common share for each Unit purchased.

The offering is being made pursuant to an exemption from registration provided by Rule 506 under Regulation D of the Securities Act of 1933, as amended. The securities described herein have not been registered under the U.S. Securities Act of l933, as amended, or any state securities laws and may not be offered or sold unless an exemption from registration is available.

A copy of the press release dated April 9, 2008 is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 3.02 – Unregistered Sales of Equity Securities

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01 – Financial Statement and Exhibits

(c)	Exhibits

Exh. No.	Description
99.1	Press Release dated April 9, 2008.

SIGNATURES

Pursuant to requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 9, 2008	US Geothermal Inc.

By:	/s/ Daniel J. Kunz Daniel J. Kunz Chief Executive Officer